FOR IMMEDIATE RELEASE                         Contact: Guy T. Marcus
February 20, 1997                                      Vice President-Inv. Rel.
                                                       (214) 978-2691

                 DIVIDEND DECLARATION AND SHAREHOLDERS' MEETING

     DALLAS, Texas -- The board of directors of Halliburton Company (NYSE-HAL) today declared a first quarter dividend of 25 cents per share on the Company's common stock, payable March 26, 1997 to shareholders of record at the close of business on March 5, 1997.

     The company's annual meeting of shareholders was set for May 20, 1997 in Dallas, Texas. Record date for determination of shareholders entitled to vote at such meeting is March 24, 1997 at the close of business.

     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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                       The Exhibit Index Appears on Page 4